EXHIBIT 4

PNM RESOURCES, INC.
EXECUTIVE SAVINGS PLAN II

PREAMBLE

            By the adoption of this document, PNM Resources, Inc. (the "Company") establishes the PNM Resources, Inc. Executive Savings Plan II (the "Plan").  The purpose of the Plan is to permit certain key employees of the Company and its affiliates who participate in the PNM Resources, Inc. Retirement Savings Plan (the "RSP") to defer compensation and receive credits under this Plan without reference to the limitations on contributions in the RSP or those imposed by the Internal Revenue Code of 1986, as amended.

            This Plan is effective as of December 15, 2004 (the "Effective Date").

ARTICLE I
DEFINITIONS

1.1.            General.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I.  The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in this Plan document:

(a)                        "Adopting Affiliate" means any affiliate of the Company that has been authorized by the Board of Directors to adopt the Plan and which has adopted the Plan in accordance with Section 2.4 (Adoption by Affiliates).  All affiliates that adopted the PNM Resources, Inc. Executive Savings Plan ("ESP I") on or before the effective date of the adoption of this Plan and PNMR Services Company ("Services"), a subsidiary of the Company, shall be deemed to be Adopting Affiliates.

(b)                        "Benefits Department" means the organizational unit of the Company or any subsidiary of the Company with responsibility for administering benefit programs.  At present, the organizational unit with responsibility for administering benefit programs is an organizational unit of the Company.  Effective as of January 1, 2005 or such other date as may be determined by the Company, this organizational unit and the employees engaged in administering benefit programs will be transferred to Services.

(c)                        "Benefits Governance Committee" means the Benefits Governance Committee or its successor appointed by the Company.

(d)                        "Board" means the Board of Directors of the Company, or any authorized committee of the Board.

(e)                        "Change in Control" shall have the meaning ascribed to that term in the Retention Plan (i.e., the Officer Retention Plan or Employee Retention Plan) in which the Participant participates.

(f)                        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)                        "Company" means PNM Resources, Inc., and, to the extent provided in Section 9.6 (Successors) below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(h)                        "Company Stock" means common stock issued by the Company.

(i)                        "Company Stock Fund" means the hypothetical Investment Fund described in Section 5.3 (Special Company Stock Fund Provisions).

(j)                        "Compensation" for purposes of determining the Matching and Standard Credits, means the Participant's base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant's RSP Employer and Matching Contributions, respectively.  For purposes of determining the amount of a Participant's permissible Supplemental Deferrals, "Compensation" means the Participant's base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant's RSP Before Tax Contributions.

(k)                        "Corporate Investment Committee" means the Corporate Investment Committee or its successor appointed by the Company.

(l)                        "Disability" or "Disabled" means that a Participant is entitled to and is receiving disability benefits under the Social Security Act.  For purposes of Section 6.1 (Limitation on Right to Receive Distribution), a Participant shall not be deemed to be Disabled unless the Participant also (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.

(m)                        "Discretionary Credits" means the Discretionary Credits allocated to a Participant's Discretionary Credit Account in accordance with Section 3.5 (Discretionary Credits).

(n)                        "Distribution Election Form" means the election form by which a Participant elects the manner in which his Accounts shall be distributed pursuant to Section 6.3 (Form of Distribution).

(o)                        "Effective Date" means December 15, 2004.

(p)                        "Eligible Officer" means a Participant who occupies the position of Senior Vice President or higher of PNM Resources, Inc., who has completed at least one Year of Service and who has been selected by the Plan Administrator with the advance advice of the Human Resources and Compensation Committee to receive a Supplemental Credit.

(q)                        "Employee Retention Plan" means the PNM Resources, Inc. Employee Retention Plan, as it may be amended or replaced from time to time.

(r)                        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

(s)                        "ESP I" means the PNM Resources, Inc. Executive Savings Plan.

(t)                        "Human Resources and Compensation Committee" means the Human Resources and Compensation Committee of the Board or its successor.

(u)                        "Investment Fund" means the hypothetical investment fund or funds established by the Plan Administrator pursuant to Article V (Investment of Accounts).

(v)                        "Matching Credit Account" means the account maintained under the Plan to record the amounts credited to a Participant in accordance with Section 3.3(a) (Matching and Standard Credits - Matching Credit).

(w)                        "Matching Credits" means the Matching Credits allocated to a Participant's Matching Credit Account in accordance with Section 3.3(a) (Matching and Standard Credits - Matching Credit).

(x)                        "Normal Retirement Date" means the date on which a Participant attains the age of 62 years.

(y)                        "Officer Retention Plan" means the PNM Resources, Inc. Officer Retention Plan, as it may be amended or replaced from time to time.

(z)                        "Participant" means an employee of the Company or any Adopting Affiliate who has been designated or selected for participation in the Plan pursuant to Section 2.2 (Selection of Participants) and to whom or with respect to whom amounts may be credited under the Plan.

(aa)                        "Plan" means the PNM Resources, Inc. Executive Savings Plan II, as set forth herein.

(bb)                        "Plan Administrator" means the Company.  Any action to be taken by the Plan Administrator may be taken by the Company's senior human resources officer.  In addition, the Company's senior human resources officer may delegate such authority to the Benefits Department.

(cc)                        "Plan Year" means the calendar year.  The initial Plan Year, will be a short Plan Year beginning on the Effective Date and ending on December 31, 2004.

(dd)                        "Recordkeeper" means the entity selected by the Company to keep Plan records and to adjust Accounts pursuant to Section 5.1 (Adjustment of Accounts) of the Plan.

(ee)                        "RSP" means the PNM Resources, Inc. Retirement Savings Plan, as it may be amended from time to time.

(ff)                        "RSP Before Tax Contribution" means "Before Tax Contributions," as such term is defined in the RSP.

(gg)                        "RSP Employer Contribution" means "Discretionary Contributions," as such term is defined in the RSP.

(hh)                        "RSP Matching Contribution" means "Matching Contributions," as such term is defined in the RSP.

(ii)                        "Separation from Service" means separation from service as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury pursuant to Section 409A(a)(2)(A)(i) of the Code, as it may be amended or replaced from time to time.

(jj)                        "Services" means PNMR Services Company, a subsidiary of the Company.

(kk)                        "Standard Credit Account" means the account maintained under the Plan to record the amounts credited to a Participant in accordance with Section 3.3(b) (Matching and Standard Credits - Standard Credit).

(ll)                        "Standard Credits" means the Standard Credits allocated to a Participant's Standard Credit Account in accordance with Section 3.3(b) (Matching and Standard Credits - Standard Credit).

(mm)                        "Supplemental Credit Account" means the account maintained under the Plan to record the amounts credited to an Eligible Officer in accordance with Section 3.4 (Supplemental Credits).

(nn)                        "Supplemental Credits" means the Supplemental Credits allocated to an Eligible Officer's Supplemental Credit Account in accordance with Section 3.4 (Supplemental Credits).

(oo)                        "Supplemental Deferral Account" means the account maintained under the Plan to record amounts deferred under Section 3.2 (Supplemental Deferrals) of the Plan.

(pp)                        "Supplemental Deferral Agreement" means the written deferral agreement described in Section 3.1 (Supplemental Deferral Agreement) that is entered into by a Participant pursuant to this Plan.

(qq)                        "Supplemental Deferrals" means the deferrals made by a Participant in accordance with Section 3.2 (Supplemental Deferrals).

(rr)                        "Valuation Date" means each business day of the Plan Year.

(ss)                        "Year of Service" means a twelve (12) month period during which a Participant performs services for the Company or an Adopting Affiliate, counting each calendar month as one-twelfth (1/12th) of a year if the Participant was employed by the Company or an Adopting Affiliate on any day of that calendar month.  If the Participant's employment with the Company or an Adopting Affiliate includes a break in employment, then only the Years of Service in the last period of employment will be considered Years of Service.

1.2.            Construction.  The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the contract clearly states to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All of the provisions of this Plan shall be construed and enforced according to the laws of the State of New Mexico and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1.            The Eligible Class.  The purpose of the Plan is to provide deferred compensation to a select group of management or highly compensated employees.  This group of eligible employees is sometimes referred to as the "top hat group."

2.2.            Selection of Participants.  Any employee who is classified as an "officer" of the Company or an Adopting Affiliate shall be a Participant.  For this purpose, an "officer" is someone who occupies the position of Vice President or higher.  The Plan Administrator, in the exercise of its discretion, and with the concurrence of the Human Resources and Compensation Committee and/or the Board of Directors, may select as Participants any other employees of the Company or an Adopting Affiliate who the Plan Administrator concludes, in the exercise of its discretion, are properly included in the top hat group.  As noted in Section 2.1 (The Eligible Class), this Plan is intended to provide benefits only to members of the top hat group.  The Company has determined that all of the current officers are properly includible in the top hat group.

2.3.            Discontinuance of Participation.  As a general rule, once an individual is a Participant, he will continue as such for all future Plan Years until his retirement or other termination of employment.  In addition, prior to retirement or other termination of employment, the Plan Administrator shall discontinue an individual's participation in the Plan if the Plan Administrator concludes, in the exercise of its discretion, that the individual is no longer properly included in the top hat group.  If an individual's participation is discontinued, the individual will no longer be eligible to make deferrals or receive credits under this Plan.  The individual will not be entitled to receive a distribution, however, until the occurrence of another event (e.g., death or Separation from Service) that entitles the Participant to receive a distribution.  The Participant's Accounts will continue to be adjusted to reflect hypothetical investment earnings or losses in accordance with Section 5.1 (Adjustment of Accounts) until the Accounts are distributed.

2.4.            Adoption by Affiliates.  An employee of an affiliate may not become a Participant in the Plan unless the affiliate has previously adopted the Plan.  An affiliate of the Company may adopt this Plan only with the approval of the Board.  By adopting this Plan, the affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Plan Administrator, the Benefits Department, the Benefits Governance Committee, and the Human Resources and Compensation Committee the power and responsibility to administer this Plan with respect to the affiliate's employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the affiliate's employees.

ARTICLE III
DEFERRALS AND CREDITS

3.1.            Supplemental Deferral Agreement.  In order to make Supplemental Deferrals, a Participant must execute a Supplemental Deferral Agreement in the form prescribed by the Benefits Department from time to time.  In the Supplemental Deferral Agreement, the Participant shall agree to reduce his Compensation in exchange for a Supplemental Deferral in the same amount.  The Supplemental Deferral Agreement shall be delivered to the Benefits Department by the time specified in Section 3.2(b) (Supplemental Deferrals - Timing of Elections).

3.2.            Supplemental Deferrals.

(a)              Amount.  Any Participant may elect to defer, pursuant to a Supplemental Deferral Agreement, the receipt of all or any portion (designated in whole percentages) of the Compensation otherwise payable to him or her by the Company or an Adopting Affiliate in any Plan Year.  The amount deferred pursuant to this paragraph (a) shall be allocated to the Supplemental Deferral Account maintained for the Participant for such Plan Year.

(b)              Timing of Elections.  As a general rule, the Supplemental Deferral Agreement shall be signed by the Participant and delivered to the Benefits Department prior to the beginning of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant.  The Supplemental Deferral Agreement will indicate whether it is to be effective for a single Plan Year or will remain in effect until properly changed by the Participant.  For the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect to make Supplemental Deferrals of Compensation with respect to services to be performed subsequent to the date of the election by signing and delivering a Supplemental Deferral Agreement within 30 days after the date the Participant becomes eligible to participate in the Plan.  An election made by a Participant shall be irrevocable with respect to the Plan Year covered by the election.

3.3.            Matching and Standard Credits.  Each Plan Year (or more frequently), the Recordkeeper shall allocate Matching and Standard Credits to the Participant's Matching Credit Account and Standard Credit Account.

(a)              Matching Credit.  The Matching Credit shall be in an amount equal to 75% of the first six percent of Compensation deferred by the Participant to the Plan pursuant to a Supplemental Deferral Agreement.  A Participant shall be eligible to receive a Matching Credit under this Plan only if such Participant has met the service requirements necessary to receive RSP Matching Contributions for that Plan Year.

(b)               Standard Credit.  The Standard Credit shall be an amount equal to (i) the RSP Employer Contribution that would have been made on the Participant's behalf to the RSP for the Plan Year if the contributions were not limited by the Code (including, particularly, the limitations imposed by Sections 401(a)(17) and 415 of the Code), reduced by (ii) the RSP Employer Contribution actually made to the RSP on behalf of the Participant for the Plan Year.  A Participant shall be eligible to receive a Standard Credit under this Plan only if such Participant has met the service requirements necessary to receive RSP Employer Contributions for that Plan Year.

3.4.            Supplemental Credits.

(a)              General Rule.  For the initial Plan Year, the Plan Administrator shall instruct the Recordkeeper to allocate Supplemental Credits to the Supplemental Credit Accounts of Eligible Officers as soon as administratively feasible following the later of the Effective Date or the date on which the Company files the registration statement on Form S-8 with respect to the Plan with the Securities and Exchange Commission.  For all later Plan Years, the Plan Administrator shall instruct the Recordkeeper to allocate Supplemental Credits to the Supplemental Credits Account of Eligible Officers as of December 1 of the relevant Plan Year.  The Supplemental Credit shall be an amount calculated by the Plan Administrator to be necessary to provide the Eligible Officer with retirement income equal to a specified percentage (the "Replacement Income Percentage") of the Eligible Officer's anticipated pre‑retirement income.  The relevant Replacement Income Percentage will be determined by the Plan Administrator, with the advance advice and consent of the Human Resources and Compensation Committee, and will be set forth in a letter or other written instrument provided by the Plan Administrator to the Eligible Officer.  The Replacement Income Percentage may be modified from time to time in the same manner.  In determining the Replacement Income Percentage for a particular Eligible Officer, the Plan Administrator, and the Human Resources and Compensation Committee, will act in their discretion and will not be bound by the Replacement Income Percentage determined for any other current or former Eligible Officer.

(b)               Determination of Supplemental Credit.  The Plan Administrator's calculation of the Supplemental Credit shall be made on the basis of advice received by an actuarial or other consultant retained by the Plan Administrator and with the advice and consent of the Human Resources and Compensation Committee.  In determining the amount of the Supplemental Credits necessary to achieve the desired Replacement Income Percentage, anticipated retirement income from the following sources shall be considered: (1) amounts attributable to Company credits to this Plan (including earnings on such amounts); (2) amounts attributable to Company contributions to the RSP (including earnings on such amounts); (3) benefits provided pursuant to the PNM Resources, Inc. Employees' Retirement Plan; (4) benefits provided pursuant to any supplemental employee retirement plans or agreements ("SERPs") entered into by the Eligible Officer and the Company or an affiliate; (5) benefits provided pursuant to the Social Security Act; and (6) amounts provided pursuant to other employers' benefit plans.  When determining the amount of the Supplemental Credits, the Plan Administrator shall use actuarial assumptions (interest and mortality), compensation assumptions, rate of return assumptions and such other assumptions as it deems appropriate.  The Plan Administrator will review these assumptions periodically and may change these assumptions as it deems appropriate.  The assumptions used will have a significant impact on the amount of the Supplemental Credits.  Because these assumptions (and the Replacement Income Percentage) may be altered at any time as described above, no Eligible Officer will have a contractual or other right to any particular level or amount of Supplemental Credit for any Plan Year until such Supplemental Credit is actually declared and allocated to the Eligible Officer's Supplemental Credit Account.

(c)               Maximum Amount of Supplemental Credit.  At a maximum, the Supplemental Credit shall be an amount equal to $70,000 for each Plan Year (including the initial Plan Year).  Notwithstanding the foregoing, the maximum amount of the Supplemental Credit for any given Plan Year may be adjusted by the Human Resources and Compensation Committee in its discretion.

(d)               Termination During the Plan Year.  An Eligible Officer must be employed on the Effective Date in order to receive a Supplemental Credit for the initial Plan Year.  An Eligible Officer must be employed on December 1 of the relevant Plan Year in order to receive the Supplemental Credit called for by Section 3.4 (Supplemental Credits) for any later Plan Year.  Notwithstanding the foregoing, if an Eligible Officer terminates employment before December 1 of any Plan Year other than the initial Plan Year due to (1) retirement; (2) Disability; or (3) death of the Eligible Officer, the Eligible Officer shall receive a pro-rata Supplemental Credit (considering the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer's termination of employment) as of December 1 of that Plan Year.  For example, if an Eligible Officer terminates employment on June 1, 2005 due to retirement, the Eligible Officer will receive 50% of the Supplemental Credits for the 2005 Plan Year.

3.5.            Discretionary Credits.  In its sole and absolute discretion, the Human Resources and Compensation Committee may instruct the Recordkeeper to allocate Discretionary Employer Credits to a Participant's Discretionary Credit Account at any time during a Plan Year in any amount that the Human Resources and Compensation Committee deems appropriate.

3.6.            Special Change In Control Provisions.  If a Change in Control occurs and the Participant is entitled to receive retention benefits under the Officer Retention Plan or the Employee Retention Plan, such Participant also shall be entitled to receive the following additional credits under this Plan:

(a)               Matching and Standard Credits.  The additional Matching and Standard Credits shall be in an amount equal to the Matching and Standard Credits allocated to the Participant in the prior Plan Year times the applicable multiplier set forth in the Retention Plan in which the Participant participates.  For example, if a Change in Control occurs on July 1, 2005 and a Participant is eligible to receive benefits under the Officer Retention Plan during 2005 as a "Class I Officer," such Participant shall receive Matching Credits and Standard Credits equal to three times the Matching Credits and three times the Standard Credits that were allocated to the Participant's Accounts as of December 31, 2004.  These additional credits will be allocated to the Participant's Accounts as of the date of the Participant's termination of employment.

(b)               Supplemental Credits.  The additional Supplemental Credits shall be in an amount equal to the Supplemental Credits allocated to the Participant in the prior Plan Year times the applicable multiplier set forth in the Officer Retention Plan.  For example, if a Change in Control occurs on July 1, 2005 and the Eligible Officer is eligible for benefits under the Officer Retention Plan during 2005 as a "Class I Officer," such Eligible Officer shall receive a Supplemental Credit that is equal to three times the Supplemental Credits that were allocated to the Participant's account as of December 1, 2004.  These additional credits will be allocated to the Participant's Accounts as of the date of the Participant's termination of employment.

(b)              Statutory / Regulatory Override.  If regulations issued by the Department of the Treasury pursuant to Section 409A of the Code prohibit the Credits called for by this Section, or make such Credits and/or other amounts allocated to a Participant's Accounts taxable due to such Credits, this Section shall be void.

3.7.            Benefits Not Contingent.  Deferrals and credits for any Participant under this Plan are not increased or decreased to the extent a Participant makes or does not make deferrals under the RSP.

3.8.            Allocation Among Affiliates.  Each Adopting Affiliate shall bear the costs and expenses of providing benefits accrued by its employee-Participants during periods while they are employed by that Adopting Affiliate.  Such costs and expenses shall be allocated among the Adopting Affiliates in accordance with (a) agreements entered into between the Company and any Adopting Affiliate, or (b) in the absence of such an agreement, procedures adopted by the Company.

ARTICLE IV
VESTING

4.1.            Vesting in the Supplemental Deferral Account, the Matching Credit Account and the Standard Credit Account.  Each Participant shall at all times be fully vested in all amounts credited to or allocable to his Supplemental Deferral Account, Matching Credit Account, Standard Credit Account and Discretionary Credit Account and his rights and interest therein shall not be forfeitable for any reason.

4.2.            Vesting in the Supplemental Credit Account.  The Supplemental Credits for the initial Plan Year shall vest on December 1, 2006.  The Supplemental Credits for any Plan Year beginning after the Effective Date shall vest on a two year cliff vesting schedule.  For example, if a Supplemental Credit is allocated to a Participant's Supplemental Credit Account on December 1, 2005, that amount will fully vest on December 1, 2007 and if a Supplemental Credit is allocated to a Participant's Supplemental Credit Account on December 1, 2006, that amount will fully vest on December 1, 2008, and so on.  Notwithstanding the foregoing, each Eligible Officer shall be fully vested in all amounts credited to his Supplemental Credit Account on and after the first to occur of the following events:

(a)                        The Eligible Officer attaining age 55 with two Years of Service;

(b)                        The Eligible Officer's Normal Retirement Date;

(c)                        The date of Separation from Service by the Eligible Officer due to Disability;

(d)                        The date of death of the Eligible Officer; or

(e)                        The termination (other than for "Cause") or "Constructive Termination" of the Eligible Officer's employment by the Company following a Change in Control.  For this purpose, the terms "Constructive Termination" and "Cause" shall have the meanings ascribed to them under the Officer Retention Plan.  If regulations issued by the Department of the Treasury pursuant to Section 409A of the Code prohibit vesting triggered by a Change in Control, or accelerate the taxation of any portion of a Participant's Accounts due to such vesting, this clause (e) shall be void.

4.3.            Acceleration of Vesting.  In its sole and absolute discretion, the Human Resources and Compensation Committee may accelerate the vesting of any Participant's Supplemental Credit Account.  If regulations issued by the Department of the Treasury pursuant to Section 409A of the Code prohibit the acceleration of vesting as provided in this Section, or accelerate the taxation of any portion of a Participant's Accounts due to the acceleration of vesting, this Section shall be void.

ARTICLE V
INVESTMENT OF ACCOUNTS

5.1.            Adjustment of Accounts.  Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant's Accounts will be adjusted to reflect deferrals and credits under Article III (Deferrals and Credits) and the positive or negative rate of return on the Investment Funds selected by the Participant pursuant to Section 5.2(b) (Investment Direction - Participant Directions).  The rate of return will be determined by the Recordkeeper pursuant to Section 5.2(g) (Investment Direction - Rate of Return) and will be credited or charged in accordance with written policies applied to all Participants.  While the Accounts will be adjusted as of each Valuation Date, the Recordkeeper shall only post the adjustments as of the last business day of each month.

5.2.            Investment Direction.

(a)              Investment Funds.  Each Participant may direct the hypothetical investment of amounts credited to his Accounts in one or more of the Investment Funds.  The Investment Funds shall include a Company Stock Fund and such other investment funds as may be available under the RSP.  The Investment Funds may be changed from time to time by the Company's Corporate Investment Committee, in its discretion.

(b)              Participant Directions.  Each Participant may direct that all of the amounts attributable to his Accounts be invested in a single Investment Fund or may direct that fractional (percentage) increments of his Accounts be invested in such fund or funds as he shall desire in accordance with such procedures as may be established by the Company's Corporate Investment Committee.  Unless the Corporate Investment Committee prescribes otherwise, such procedures shall mirror the procedures established under the RSP for participant investment direction except that any limitations or caps imposed on investment in a company stock fund under the RSP shall not apply to investment in the Company Stock Fund under the Plan.  A Participant's ability to direct investments into or out of the Company Stock Fund shall be subject to such procedures as the Company's General Counsel (or his delegate) may prescribe from time to time to assure compliance with Rule 16b‑3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable requirements.  Such procedures also may limit or restrict a Participant's ability to make (or modify previously made) elections.

(c)                 Initial Directions.  Each Participant who becomes a Participant in this Plan as of the Effective Date shall be conclusively deemed to have directed the Recordkeeper to invest all of the amounts attributable to his Accounts in the same manner as the Participant's accounts are invested in ESP I as of the Effective Date.  The Participant may then change his directions in accordance with the provisions of this Plan.

(d)                 Changes and Intra-Fund Transfers.  Participant investment directions may be changed, and amounts may be transferred from one hypothetical Investment Fund to another, in accordance with the procedures established by the Company's Corporate Investment Committee (or, in the case of the Company Stock Fund, the Company's General Counsel) pursuant to Section 5.2(b) (Investment Direction - Participant Directions).  The designation will continue until changed by the timely submission of a new designation.

(e)                  Default Selection.  In the absence of any designation, a Participant will be deemed to have directed the investment of his Accounts in such Investment Funds as the Company's Corporate Investment Committee, in its sole and absolute discretion, shall determine.

(f)                   Impact of Election.  The Participant's selection of Investment Funds shall serve only as a measurement of the value of the Participant's Accounts pursuant to Section 5.1 (Adjustment of Accounts) and this Section 5.2 and neither the Company nor the Plan Administrator are required to actually invest a Participant's Accounts in accordance with the Participant's selections.

(g)                  Rate of Return.  Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the Accounts were invested in the hypothetical Investment Funds selected by the Participants in accordance with this Section 5.2 and charged with any and all reasonable expenses related to the administration of the Plan including, but not limited to, the reasonable expenses of carrying out the hypothetical investment directions related to each account.  The earnings and losses determined by the Recordkeeper in good faith and in its discretion pursuant to this Section shall be binding and conclusive on the Participant, the Participant's beneficiary and all parties claiming through them.  If the crediting of Supplemental Credits is postponed beyond the Effective Date pursuant to Section 3.4(a) (Supplemental Credits - General Rule), the Accounts of the Eligible Officers will nonetheless be adjusted to reflect the investment gains and losses that would have been allocable to the Accounts if the Supplemental Credits had been credited as of the Effective Date.

(h)              Charges.  The Plan Administrator may direct the Recordkeeper to charge each Participant's accounts for the reasonable expenses of carrying out investment instructions directly related to such accounts.

5.3.            Special Company Stock Fund Provisions.

(a)             General.  A Participant's interest in the Company Stock Fund shall be expressed in whole and fractional hypothetical units of the Company Stock Fund.  As a general matter, the Company Stock Fund shall track an investment in Company Stock in the same manner as the RSP's company stock fund.  Accordingly, the value of a unit in the Plan's Company Stock Fund shall be the same as the value of a unit in the RSP's company stock fund.

(b)              Dividends and Stock Splits.  If a cash dividend is declared on Company Stock, the hypothetical equivalent cash dividends attributable to the notional shares held in the Company Stock Fund shall be "reinvested" into the Company Stock Fund.  If a stock dividend or share split is declared with respect to Company Stock, a hypothetical equivalent stock dividend or stock split attributable to the notional shares held in the Company Stock Fund, or any hypothetical securities issued with respect to the Company Stock Fund, shall be allocated to the Company Stock Fund.  All such hypothetical dividends (cash or stock) or stock splits shall be reflected appropriately in the Participant's Accounts.

5.4.            Compliance with Securities Laws.  Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to Rule 16b-3 promulgated by the Securities Exchange Commission.  To the extent that any election violates any securities law requirement, the election shall be void.

ARTICLE VI
DISTRIBUTIONS

6.1.            Limitation on Right to Receive Distribution.  A Participant (or the Participant's Beneficiary in the case of the Participant's death) shall not be entitled to receive a distribution prior to the first to occur of the following events:

(a)              The Participant's Separation from Service, or in the case of a Participant who is a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) the date which is six months after the Participant's Separation from Service;

(b)              The date the Participant becomes Disabled;

(c)              The Participant's death; or

(d)              To the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or an Adopting Affiliate or in the ownership of a substantial portion of the assets of the Company or an Adopting Affiliate.

The provisions of this Section 6.1 are intended to impose restrictions on distributions.  This Section 6.1 does not describe the instances in which distributions will be made.  Rather, distributions will be made only if and when permitted both by this Section 6.1 and another provision of this Plan.

6.2.            Right to Receive Distribution Upon Separation from Service.  Following a Participant's Separation from Service for any reason, the Participant's vested interest in the Plan will be distributed to the Participant at the time and in the manner provided in Sections 6.5 (Timing of Distribution) and 6.3 (Form of Distribution).  A transfer of a Participant from the Company or any Adopting Affiliate to any other Adopting Affiliate or the Company shall not be deemed to be a Separation from Service for purposes of this Section 6.2.

6.3.            Form of Distribution.

(a)              Company Stock Fund.  Subject to Section 6.3(c) (Form of Distribution - Limitations on Distributions and Intra-Fund Transfers), the portion of a Participant's Accounts that is allocated to the Company Stock Fund shall be distributed in a single lump sum cash payment or in whole shares of Company Stock (with fractional shares paid for in cash) as elected by the Participant.  The election to receive cash or Company Stock shall be made at the time and in the manner provided in the form prescribed by the Benefits Department from time to time for that purpose.  Any election made by a Participant pursuant to this Section with respect to a distribution from the Company Stock Fund shall be subject to all applicable securities law requirements, including but not limited to, Rule 16b‑3.  Any election that may not be implemented due to the lack of any available exemption shall be void.  The Benefits Department may then make the distribution in any fashion that will not result in a violation of any applicable securities law requirements.  The Benefits Department also may delay the distribution if necessary.  An exemption to the securities law requirements that is only available with the prior approval of the Board, the shareholders, or some other individual or individuals, shall not be considered to be available unless such approval is actually granted in a timely manner.

(b)                Non-Company Stock Investment Funds.  Subject to Section 6.3(c) (Form of Distribution - Limitations on Distributions and Intra-Fund Transfers), the portion of a Participant's Accounts that is not allocated to the Company Stock Fund shall be distributed in cash in a single lump sum payment, installments, or in the form of an annuity.  Installments and annuity distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time.  The method of payment and the timing of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in and be a part of a Supplemental Deferral Agreement) submitted by the Participant to the Benefits Department on entry into the Plan.  A Participant may change his distribution election by filing a new Distribution Election Form with the Benefits Department in accordance with Section 6.3(d) (Form of Distribution - Changes in Time and Form of Distribution).  If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant.  If no valid Distribution Election Form exists, the Participant's Accounts will be distributed in a single lump sum.

(c)                  Limitations on Distributions and Intra-Fund Transfers.  Amounts transferred pursuant to Section 5.2(d) (Investment Direction - Changes and Intra-Fund Transfers) to or from the Company Stock Fund shall, for a one-year period, continue to be subject to the distribution elections applicable to such amounts (as adjusted for earnings or losses) pursuant to Sections 6.3(a) (Form of Distribution - Company Stock Fund) and 6.3(b) (Form of Distribution - Non-Company Stock Investment Funds) as if no transfer had taken place.  For example, if a Participant transfers $25,000 to the Company Stock Fund from other Investment Funds on January 1, 2005, then that transferred $25,000, as adjusted for subsequent earnings or losses, shall continue to be distributable in cash pursuant to the distribution method elected pursuant to Section 6.3(b) (Form of Distribution - Non-Company Stock Investment Funds) until January 1, 2006.  If the Participant had transferred $25,000 from the Company Stuck Fund into the other Investment Funds, then the transferred amount, as adjusted for subsequent earnings or losses, could be distributable in cash in the form of a lump sum pursuant to Section 6.3(a) (Form of Distribution - Company Stock Fund) until January 1, 2006.  Only amounts actually invested in the Company Stock Fund, for the requisite one-year period, however, may be distributable in Company Stock.

(d)                  Changes in Time and Form of Distribution.  A new Distribution Election Form that delays the time of a payment elected by a Participant or the form of payment selected by a Participant will be honored only if the following requirements are met:

(1)                  The new form will not take effect until at least 12 months after the date on which the new form is filed with the Benefits Department; and

(2)                   In the case of an election related to a payment not related to the Participant's Disability or death, the first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise be made.

The provisions of this paragraph are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto.

6.4.            Amount of Distribution.  The amount distributed to a Participant shall equal the sum of the vested amounts credited to the Participant's Accounts as of the quarterly Valuation Date preceding the date of the distribution.  For purposes of this Plan, a "quarterly Valuation Date" is a Valuation Date that coincides with the last business day of a calendar quarter.  Amounts invested in the Company Stock Fund that are distributed in cash shall be valued at the fair market value of the Company Stock on the relevant Valuation Date.  Similarly, amounts that are distributed in the form of Company Stock shall be valued at the fair market value of the Company Stock on the relevant Valuation Date.

6.5.            Timing of Distribution.  As a general rule, funds will be distributed within an administratively reasonable period of time (generally ten working days) following the quarterly Valuation Date next following (a) the Participant's Separation from Service, death or Disability, or (b) in the case of a Participant who is a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) the date which is six months after the Participant's Separation from Service.  The six month delay for a key employee does not apply if the key employee dies or becomes Disabled.  Notwithstanding the foregoing, a Participant may elect to defer the distribution of funds in accordance with Section 6.3 (Form of Distribution) and in accordance with any other uniform and non-discriminatory rules and procedures established by the Plan Administrator.

6.6.            Beneficiary Designation.  If a Participant should die before receiving a full distribution of his or her Accounts, distribution shall be made to the beneficiary designated by the Participant.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed to those persons entitled to receive distributions of the Participant's Accounts under the RSP.  The distributions made under this Plan shall be made in a lump sum.

6.7.            Withholding.  All distributions will be subject to all applicable tax and withholding requirements.

6.8.            Deductibility.  All amounts distributed from the Plan are intended to be deductible by the Company or the appropriate Adopting Affiliate.  If all or any portion of a distribution will not be deductible, the payment of the nondeductible portion will be postponed until the first year in which it may be deducted.  The distribution will be made during the first 60 days of such year.  The unpaid amounts will continue to be adjusted pursuant to Article V (Investment of Accounts) until the Accounts have been distributed.  If regulations issued by the Department of the Treasury pursuant to Section 409A of the Code prohibit the deferral of distributions as contemplated by this Section, or accelerate the taxation of any portion of a Participant's Accounts due to such deferral, this Section shall be void.

6.9.            Ban on Acceleration of Benefits.  Notwithstanding any other provision of this Plan to the contrary, neither the time nor the schedule of any payment under the Plan may be accelerated except as provided in regulations issued by the Department of the Treasury.

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1.            General Powers and Duties.

(a)              General.  The Plan Administrator shall perform the duties and exercise the powers and discretion given to it in this Plan document and its decisions and actions shall be final and conclusive as to all persons affected thereby.  The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform its functions.  The Plan Administrator may rely without question upon any such data or information.

(b)               Disputes.  Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and its decision shall be final.  Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of this Plan, the decision of the Plan Administrator shall be final.

(c)                Agents.  The Plan Administrator may engage agents, including actuaries, to assist it and may engage legal counsel who may be counsel for the Company.  The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.

(d)               Insurance.  At the Plan Administrator's request, the Company shall purchase liability insurance to cover the Plan Administrator in its activities as the Plan Administrator.

(e)               Allocations.  The Plan Administrator is given specific authority to allocate responsibilities to the Benefits Department and to revoke such allocations.  When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.

(f)                Records.  The Benefits Department shall supervise the establishment and maintenance of records by the Recordkeeper, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under this Plan.  In addition, the Plan Administrator may, in its discretion, establish a system for complete or partial electronic administration of the Plan and may replace any written documents described in this Plan with electronic counterparts as it deems appropriate.

(g)               Interpretations.  The Plan Administrator, in its sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).

(h)               Accounts.  The Plan Administrator (or Recordkeeper, as appropriate) shall combine the various Accounts of a Participant if it deems such action appropriate.  Furthermore, the Plan Administrator (or Recordkeeper, as appropriate) shall divide a Participant's Accounts into sub-accounts if it deems such action appropriate.

The foregoing list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan, unless such powers or duties are assigned to another pursuant to the provisions of the Plan.

7.2.            Claims.

(a)              Initial Claim.  A claim for benefits by a Participant, beneficiary or any other person (all of whom are referred to in this Section as a "Claimant") under this Plan must be submitted to the Benefits Department.  The Benefits Department will notify the Claimant of the disposition of the claim within 90 days after the request is filed with the Benefits Department.  The Benefits Department may have an additional period of up to 90 days to decide the claim if the Benefits Department determines that special circumstances require an extension of time to decide the claim and the Benefits Department advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.  If, following the review, the claim is denied, in whole or in part, the notice of disposition shall set forth:

(1)              the specific reason(s) for denial of the claim;

(2)              reference to the specific Plan provisions upon which the determination is based;

(3)              a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)              an explanation of the Plan's appeal procedures, and an explanation of the time limits applicable to the Plan's appeal procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

(b)              Appeal of Adverse Benefit Determination.

(1)              Within 60 days after receiving the written notice of the disposition of the claim described in paragraph (a), the Claimant, or the Claimant's authorized representative, may appeal such denied claim.  The Claimant may submit a written statement of his claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim to the Benefits Governance Committee.  The Benefits Governance Committee shall have the right to request of and receive from the Claimant such additional information, documents or other evidence as the Benefits Governance Committee may reasonably require.  If the Claimant does not request an appeal of the denied claim within 60 days after receiving written notice of the disposition of the claim as described in paragraph (a), the Claimant shall be deemed to have accepted the disposition of the claim and such written disposition will be final and binding on the Claimant and anyone claiming benefits through the Claimant, unless the Claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 60 day period.  The appeal shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination or the initial review.

(2)               A decision on appeal to the Benefits Governance Committee shall be rendered in writing by the Benefits Governance Committee ordinarily not later than 60 days after the Claimant requests review.  A written copy of the decision shall be delivered to the Claimant.  If special circumstances require an extension of the ordinary period, the Benefits Governance Committee shall so notify the Claimant of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Benefits Governance Committee expects to render a decision.  Any such extension shall not extend beyond 60 days after the ordinary period.  The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the provisions of paragraph (b)(1) above, without regard to whether all the information necessary to make a decision on appeal accompanies the filing.

If the appeal to the Benefits Governance Committee is denied, in whole or in part, the decision on appeal referred to in the first sentence of this paragraph (2) shall set forth:

(i)               the specific reason(s) for denial of the claim;

(ii)              reference to the specific Plan provisions upon which the denial is based;

(iii)             a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

(iv)             a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

(c)              Right to Examine Plan Documents and to Submit Materials.  In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 7.2, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits.  The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits with such relevance to be determined in accordance with Section 7.2(d) (Claims - Relevance).

(d)              Relevance.  For purpose of this Section 7.2, documents, records, or other information shall be considered "relevant" to a Claimant's claim for benefits if such documents, records or other information:

(1)              were relied upon in making the benefit determination;

(2)              were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(3)              demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 7.2 regarding the making of the benefit determination.

(e)              Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section 7.2 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person.  The Benefits Governance Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(f)               Time For Filing Legal Or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the written copy of the Benefits Governance Committee's decision on review is delivered to the Claimant in accordance with Section 7.2(b) (Claims - Appeal of Adverse Benefit Determination).

ARTICLE VIII
AMENDMENT

8.1.            Amendment.  The Company reserves the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable.  Any such amendment shall be made pursuant to a resolution of the Board (or its delegate) and shall be effective as of the date of such resolution.

8.2.            Effect of Amendment.  Any amendment of this Plan shall apply prospectively only and shall not directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment.

8.3.            Termination.  The Company expressly reserves the right to amend this Plan to add provisions permitting and addressing the termination of the Plan if and to the extent permitted pursuant to Section 409A of the Code.

ARTICLE IX
GENERAL PROVISIONS

9.1.            Participant's Rights Unsecured.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder.  The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company.  All amounts credited to a Participant's Accounts shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.  Nothing in this Section shall preclude the Company from establishing a "Rabbi Trust," but the assets in the Rabbi Trust must be available to pay the claims of the Company's general creditors in the event of the Company's insolvency.

9.2.            No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

9.3.            No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

9.4.            Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings.  This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

9.5.            Incapacity of Recipient.  If the Benefits Department is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Benefits Department shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person.  The Benefits Department is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution.  Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefore.

9.6.            Successors.  This Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

9.7.            Unclaimed Benefit.  Each Participant shall keep the Benefits Department informed of his or her current address and the current address of his or her designated beneficiary.  The Benefits Department shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Benefits Department within three years after the date on which payment of the Participant's Supplemental Deferral and Supplemental Employer Accounts may first be made, payment may be made as though the Participant had died at the end of the three year period.  If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a Participant, the designated beneficiary of the Participant has not been located, then there shall be no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

9.8.            Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Benefits Department, the Benefits Governance Committee, the Corporate Investment Committee, or the Human Resources and Compensation Committee, nor any individual acting as the Plan Administrator's, the Benefits Department's, the Benefits Governance Committee's, the Corporate Investment Committee's, the Human Resources and Compensation Committee's, or the Company's employee, agent, or representative shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.9.            Conflicts.  If any person holds a position under this Plan through which he or she is charged with making a decision about his or her own (or any immediate family member's) Plan participation, including, without limitation, eligibility, account valuation, or investments, then such person shall be recused and the decision shall be made by the Plan Administrator.  If a decision is required regarding the senior human resources officer's Plan participation, including without limitation, eligibility, account valuation or investments, such decision shall be made by the Company's Chief Executive Officer.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the 16th day of December, 2004.

                                                                                 PNM RESOURCES, INC.

                                                                                 By:            /s/Alice Cobb
                                                                                                 Alice Cobb
                                                                                                 Senior Vice President, People Services
                                                                                                 and Development